EXHIBIT 10.5

IVAX Diagnostics, Inc.

July 29, 2003

Mario Cossi

Via Stesicoro 148

00125 Roma

Italy

Re: Consulting Agreement II

Dear Mr. Cossi:

As you are aware, we are parties to a Consulting Agreement II, dated as of September 1, 1999 (the “Agreement”), relating to certain consulting services provided by you to IVAX Diagnostics, Inc. (“IVD”). Terms not defined herein shall have the meanings ascribed to them in the Agreement.

The initial three-year term of the Agreement expired on August 31, 2002. As previously discussed, both you and IVD desire to extend the Agreement, on the same terms and conditions stated therein, for another three-year term, commencing effective as of September 1, 2002 and ending on August 31, 2005.

This letter sets forth our mutual understanding and acknowledgement that, notwithstanding any agreements, documents or discussions, whether written or oral, to the contrary, the Agreement, as hereby extended, continues in full force and effect as of September 1, 2002 and remains the legal, valid and binding agreement of each of you and IVD. You and IVD both hereby ratify and confirm, as of September 1, 2002, all of our respective obligations under the Agreement, as hereby extended.

If the foregoing correctly sets forth our agreement, please sign this letter in the space indicated below and return a signed copy to my attention.

Sincerely,

IVAX Diagnostics, Inc.

By:	/s/ Giorgio D’Urso
Giorgio D’Urso,
President and Chief Executive Officer

Accepted and agreed to:

/s/ Mario Cossi
Mario Cossi